Exhibit 7

Exhibit 7 to Form T-1

Bank Call Notice

RESERVE DISTRICT NO. 2
CONSOLIDATED REPORT OF CONDITION OF

JPMorgan Chase Bank
of 270 Park Avenue, New York, New York 10017
and Foreign and Domestic Subsidiaries,
a member of the Federal Reserve System,

at the close of business December 31, 2002, in
accordance with a call made by the Federal Reserve Bank of this
District pursuant to the provisions of the Federal Reserve Act.

	Dollar Amounts in Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$18,102
Interest-bearing balances		8,392
Securities:
Held to maturity securities		396
Available for sale securities		79,372
Federal funds sold and securities purchased under agreements to resell
Federal funds sold in domestic offices		16,164
Securities purchased under agreements to resell		67,327
Loans and lease financing receivables:
Loans and leases held for sale		24,545
Loans and leases, net of unearned income	$159,647
Less: Allowance for loan and lease losses	3,572
Loans and leases, net of unearned income and allowance		156,075
Trading Assets		194,198
Premises and fixed assets (including capitalized leases)		6,280
Other real estate owned		104
Investments in unconsolidated subsidiaries and associated companies		678
Customers' liability to this bank on acceptances outstanding		349
Intangible assets
Goodwill		2,159
Other Intangible assets		3,315
Other assets		44,932
TOTAL ASSETS		$622,388

LIABILITIES
Deposits
In domestic offices		$171,786
Noninterest-bearing	$75,101
Interest-bearing	96,685
In foreign offices, Edge and Agreement subsidiaries and IBF's		128,780
Noninterest-bearing	$7,380
Interest-bearing	121,400
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		5,701
Securities sold under agreements to repurchase		120,579
Trading liabilities		118,113
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)		8,388
Bank's liability on acceptances executed and outstanding		356
Subordinated notes and debentures		8,528
Other liabilities		24,520
TOTAL LIABILITIES		586,751
Minority Interest in consolidated subsidiaries		97
EQUITY CAPITAL
Perpetual preferred stock and related surplus		0
Common stock		1,785
Surplus (exclude all surplus related to preferred stock)		16,304
Retained earnings		16,347
Accumulated other comprehensive income		1,104
Other equity capital components		0
TOTAL EQUITY CAPITAL		35,540

TOTAL LIABILITIES, MINORITY INTEREST, AND EQUITY CAPITAL		$622,388

I, Joseph L. Sclafani, E.V.P. & Controller of the above-named bank, do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

JOSEPH L. SCLAFANI

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the in-structions issued by the appropriate Federal regulatory authority and is true and correct.

WILLIAM B. HARRISON, JR.	)
ELLEN V. FUTTER	)	DIRECTORS
FRANK A. BENNACK, JR.	)